EXHIBIT 99.1

Kroger and eCommerce Retailer Vitacost.com

Announce Definitive Merger Agreement

Adds Online Technology and Fulfillment Platform to Accelerate Growth

Into eCommerce Channel and New Markets

Vitacost.com Shareholders to Receive $8.00 Per Share in Cash

CINCINNATI, OH and BOCA RATON, FL – July 2, 2014 – The Kroger Co. (NYSE: KR) and Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer of healthy living products, today announced a definitive merger agreement under which Kroger will purchase all outstanding shares of Vitacost.com for $8.00 per share in cash, or approximately $280 million.

The purchase price represents a premium of 51% to Vitacost.com’s closing share price on Feb. 19, 2014, the day before a major Vitacost.com shareholder publicly asked the company to evaluate strategic alternatives. The terms of the agreement were unanimously approved by the Boards of Directors of both companies.

Under the terms of the merger agreement, Kroger will commence a tender offer for all of the outstanding shares of Vitacost.com common stock. Any shares of Vitacost.com common stock not acquired in the tender offer promptly will be acquired by Kroger in a subsequent merger. The tender offer and merger are subject to Vitacost.com stockholders tendering at least a majority of the outstanding shares of Vitacost.com common stock in the tender offer, certain regulatory approvals and other customary closing conditions. The transaction is not subject to any financing condition. Holders of approximately 26.2% of the outstanding shares of Vitacost.com common stock have agreed to support the transaction and tender their shares in the tender offer. The transaction is expected to close in the third calendar quarter of 2014.

Vitacost.com brings to Kroger its strong position as one of the largest pure eCommerce companies in the nutrition and healthy living market, a team with extensive eCommerce experience, and a substantial platform that includes technology and ship-to-home fulfillment centers to serve customers in all 50 states and internationally. Vitacost.com offers more than 45,000 products including vitamins, minerals, herbs, supplements, sports nutrition, beauty care products and natural and organic foods to approximately 2.3 million active customers. The company has more than 800 associates and operates distribution centers in Lexington, NC and Las Vegas, NV, and a customer service center in Lexington, NC.

“We are delighted to welcome Vitacost.com to the Kroger family,” said Rodney McMullen, Kroger's chief executive officer. “Vitacost.com’s talented team has built an exceptional online retail destination in the growing nutrition and wellness market, with an enviable technology and fulfillment infrastructure. This merger is in line with our growth strategy to enter new markets and new channels, and – along with Harris Teeter’s online order and pick up service – accelerates our efforts to provide customers with even more ways to shop. Vitacost.com’s core focus on healthy living products is complementary to our fast-growing natural foods business, and we intend to grow Vitacost.com’s strong position in the online nutrition market. At the same time, we will build on Vitacost.com’s eCommerce platform by integrating it with our existing digital offerings to create exciting new levels of personalization and convenience for our customers.”

“We are excited to join such a tremendous organization and believe this will be an outstanding partnership,” stated Jeffrey Horowitz, Chief Executive Officer of Vitacost.com. “This transaction represents a significant premium for our shareholders and the company will benefit by leveraging Kroger’s scale and resources to further drive the online healthy living industry to new heights.”

Operational Highlights

Vitacost.com’s platform is highly complementary to Kroger’s existing businesses and enhances the company’s growth strategy.

Vitacost.com’s leadership in nutrition and wellness products, including its proprietary brands, complements Kroger’s already fast-growing natural foods business and Simple Truth Organic and Simple Truth corporate brand offering.

The company’s eCommerce platform will enable Kroger to serve customers through ship-to-home orders in all 50 states, including 16 states that are currently not served by Kroger supermarkets, expanding Kroger’s reach into new US markets as well as internationally. Vitacost.com’s website and mobile app offer robust product information, rich content including recipes, videos and customer reviews, and “Set & Save” subscriptions for thousands of items.

Building on Vitacost.com’s technology and fulfillment platform and linking it to Kroger’s existing digital capabilities will accelerate Kroger’s omnichannel strategy. Millions of customers already plan their shopping online using Kroger’s cloud-based shopping list and weekly ad through the company’s mobile apps and Kroger.com, and more than one billion digital coupons have been downloaded since 2009. Kroger offers an order online, deliver-to-home service in its King Soopers division in Denver, and continues to learn from Harris Teeter’s successful Express Lane model, which offers customers the ability to order online and pick up at their local store in 154 locations. With Vitacost.com, Kroger will offer customers the convenience to order online and ship to their door with an expanded assortment online.

Following closing, Vitacost.com will operate as a subsidiary of The Kroger Co. and continue to operate its facilities in Boca Raton, FL., Lexington N.C. and Las Vegas NV.

Financial Highlights

Kroger will finance the transaction with debt. The company expects to achieve a 2.00 – 2.20 net debt to EBITDA ratio by mid-to-late 2015. Kroger is committed to managing its free cash flow to achieve this goal in order to maintain its current investment grade credit rating.

The company also confirmed its net earnings per diluted share growth guidance range of $3.19 to $3.27 for fiscal 2014. Kroger expects to maintain its current long-term net earnings per diluted share growth rate of 8 – 11%, plus a growing dividend.

Vitacost.com reported annual revenue of $382.7 million in fiscal 2013. Vitacost.com reported approximately 2.3 million total active customers as of the end of its first quarter of fiscal 2014, which ended March 31, and reported shipping 1.5 million orders.

Weil, Gotshal & Manges LLP is acting as legal advisor to Kroger. Jefferies LLC is acting as exclusive financial advisor to Vitacost.com. Wilson, Sonsini, Goodrich & Rosati is acting as legal advisor to Vitacost.com.

Conference Call Today

Kroger chief financial officer Mike Schlotman will host a conference call for analysts and investors today, July 2, 2014, at 9:00 a.m. (ET) to discuss this announcement in further detail. To join this conference call, visit ir.kroger.com. An on-demand replay of the webcast will be available from approximately 11:00 a.m. (ET) today through Wednesday, July 16, 2014.

About Kroger

Kroger, one of the world's largest retailers, employs more than 375,000 associates who serve customers in 2,642 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry's, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith's. The company also operates 787 convenience stores, 324 fine jewelry stores, 1,261 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber's Million Dollar Club.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Additional Information and Where to Find It

The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Vitacost.com, Inc. (the “Company”), nor is it a substitute for the tender offer materials that The Kroger Co. (“Parent”) and Vigor Acquisition Corp. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Parent and Acquisition Sub will file with the SEC tender offer materials on Schedule TO, and the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of the Company are urged to read these documents carefully when they become available, because they will contain important information that holders of Company securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies of the tender offer materials may be obtained at no charge by sending a written request to Parent at The Kroger Co., 1014 Vine Street, Cincinnati, OH 45202-1100, Attention: General Counsel.

Forward-Looking Statements

This press release contains certain forward-looking statements about the future performance of Kroger. These statements are based on management's assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as "expect," "intend," "guidance," will" and similar words. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in "Risk Factors" and "Outlook" in Kroger’s annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

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Our ability to achieve earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; the success of our future growth plans; and the successful integration of Harris Teeter.  Our ability to achieve earnings goals may also be affected by our ability to manage the factors identified above.

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Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

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Our commencement of a tender offer will be contingent upon the merger agreement not being terminated prior to the commencement of the offer. The requirement to consummate the merger will be contingent upon the merger agreement being in effect and the conditions to the merger being satisfied or waived. The closing of the transaction could fail to occur within the third calendar quarter of 2014 if the tender offer does not achieve the anticipated results, if the conditions to closing are not satisfied or are not satisfied in a timely manner, or if the merger agreement is terminated as provided in the agreement.

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Our ability to grow Vitacost.com’s position in the market, to build on Vitacost.com’s platform by integrating it with our existing digital offerings, and to offer convenience to our customers to order online will depend primarily on the reaction of Vitacost.com’s competitors and the extent to which the Vitacost.com platform can be expanded to include Kroger’s current and future offerings.

●	Our ability to finance the transaction with debt will depend on the availability of the debt markets, including commercial paper, our credit facility, and other sources of debt financing.

We assume no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Media Contacts:
Kroger, Keith Dailey, 513 762-1304; Vitacost.com, Kathleen Reed, 561 982-4180 #2292

Investor Contacts:
Kroger, Cindy Holmes, 513 762-4969; Vitacost.com, Kathleen Reed, 561 982-4180 #2292

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